 Exhibit 10.53

SERVICES AGREEMENT

Effective the 10th day of February 2011 by and between Viral Genetics, Inc., a Delaware corporation with offices at 2290 Huntington Drive, Suite 100, San Marino, CA, 91108 ("Customer") and Combustion Studios Inc., an Ontario corporation with offices at 548 King Street W., Suite 301, Toronto, ON, M5V 1M3 ("Vendor").

WHEREAS Vendor will provide the Services (as defined below) to Customer during the Term (as defined below), and the Parties wish to define the nature of the relationship and provide for the means of payment by Customer

NOW THEREFORE, this Agreement witnesseth that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Term. This Agreement shall have a term commencing from the effective date hereof and expiring December 31, 2011 (the "Term").

2.	Services. Vendor shall provide the following services (the "Services") during the Term:

a.	Design and produce editable digital templates for four (4) quarterly fact sheets to be provided by the Customer to investors and other interested parties, be updated as necessary throughout the year.

b.
Design and produce editable digital templates for Microsoft PowerPoint presentations to be provided by the Customer to investors and other interested parties, to be updated as necessary throughout the year.

c.
Design and produce digital images of graphical representations of the mechanism of action of up to five (5) of Customer's pharmaceutical and -biological compounds, including those of its subsidiaries, provided-that Customer shall assist Vendor in understanding and developing same. Such images shall be ready for insert into fact sheets, PowerPoint files or on Customer's website. Images must be compatible with current Internet browsers.

3.
Content. All content of fact sheets, PowerPoint files or any other media shall be the sole responsibility of Customer. Customer may deliver the content of same to Vendor for insertion into templates but Vendor shall not verify the accuracy or completeness of same, nor be responsible for it in any manner beyond ensuring it is identical to what is"delivered by Customer.

4.
Payment. Payment for the Services for the entire Term shall be fifteen thousand dollars ($15,000) in the lawful currency of Canada, payable through the issuance of shares of common stock of Customer ("Shares"), which shall be earned pro rata on a monthly basis, issuable at a price equal to the closing price of the shares on the day that Customer elects to exchange the Payment.

5.	Vendor Representations and Warranties. Vendor represents and warrants the following:

a.	Vendor is not a US Person,

b.	Vendor is over the age of 18 years;

c.
Vendor acknowledges that neither the United States Securities and Exchange Commission nor the securities commission of any state, provincial or other federal agency in Canada or the United States has made any determination as to the merits of purchasing the Shares;

d.
Vendor has adequate means of providing for their current needs and possible contingencies and has no need now and anticipates no need in the foreseeable future, to sell any portion of the Shares. Vendor is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, are able to hold the securities for an indefinite period of time, and have a sufficient net worth to sustain a loss of the entire investment, in the event such loss should occur.

e.
Vendor has been provided with all materials and information requested by Vendor or its representatives, including any information requested to verify any information furnished, and Vendor has been provided the opportunity for direct communication between the Vendor and their representatives, and Customer and their representatives, regarding the Shares, including the opportunity to ask questions of and receive answers from the Customer;

f.
Vendor, either alone or with the assistance of one or more advisers engaged by it, has such knowledge and experience in business and financial matters that it or they is capable of evaluating the Customer, their business operations, and the risks and merits of an investment in the Customer;

g.
Vendor acknowledges and accepts that the Shares shall be restricted securities and may not be transferred or sold without an effective registration statement with the United States Securities and Exchange commission or an available exemption from registration thereof; that the Shares are not registered wit-any--federal, provincial or- state regulatory agency, and Customer is under no obligation to register the Shares; and Vendor will in all likelihood not be able to sell or transfer the Shares for a period of at least one year from the date that they are earned.

6. Governing Law. This Agreement shall be governed by the laws of the State of California.

VIRAL GENETICS INC.	COMBUSTION STUDIOS INC.

/s/ Haig Keledjian	/s/ unlegible
Haig Keledjian, President	duly authorized officer